            As filed with the Securities and Exchange Commission on May 11, 2000
                                                    Registration No. 333-[     ]
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               _________________
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               _________________
                             LIBERTY DIGITAL, INC.
            (Exact name of registrant as specified in its charter)


        Delaware                                          84-1380293
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification Number)

                           12312 West Olympic Blvd.
                             Los Angeles, CA 90064
                                (310) 979-5000
              (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)


                                  Lee Masters
                     President and Chief Executive Officer
                           12312 West Olympic Blvd.
                             Los Angeles, CA 90064
                                (310) 979-5000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                            With copies to each of:

Charles Y. Tanabe, Esq.                               Frederick H. McGrath, Esq.
Liberty Media Corporation                                 Baker Botts L.L.P.
9197 South Peoria Street             and                 599 Lexington Avenue
Englewood, Colorado 80112                          New York, New York 10022-6030
(720) 875-5400                                             (212) 705-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _____________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
    Title of each class of        Amount to be        Proposed maximum            Proposed maximum aggregate         Amount of
 securities to be registered       registered      offering price per unit          offering price (1)(2)         registration fee
------------------------------------------------------------------------------------------------------------------------------------
Series A Common Stock,              1,836,491              $27.75                         $50,962,625                 $13,454
$0.01 par value
====================================================================================================================================

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Registrant's Series A Common Stock, as reported on the Nasdaq National Market on May 4, 2000.

                               _________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

                 Subject to Completion, dated May 11, 2000

                             LIBERTY DIGITAL, INC.

                   1,836,491 Shares of Series A Common Stock
                           ________________________

This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus, of up to 1,836,491 shares of our Series A Common Stock. We issued these shares to the selling stockholders in connection with our acquisition of certain interests in businesses owned, wholly or in part, by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus and we will bear certain expenses incident to their registration. The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the securities when sold. See "Selling Stockholders" and "Plan of Distribution."

Our Series A Common Stock is traded on the National Market tier of the Nasdaq Stock Market under the trading symbol "LDIG." On May 4, 2000, the last reported sale price for the Series A common stock on the Nasdaq National Market was $27.75 per share.

The address of our principal executive offices is 12312 West Olympic Blvd., Los Angeles, CA 90064, and our telephone number is (310) 979-5000.
                            ________________________

             Investing in our Series A Common Stock involves risks.
                    See "Risk Factors" beginning on page 3.
                            ________________________

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of Series A Common Stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. IT IS A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.



                   This prospectus is dated May 11, 2000.

                               TABLE OF CONTENTS
                               -----------------

                                                               Page
                                                               ----
SUMMARY INFORMATION.........................................      1

RISK FACTORS................................................      3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...     16

USE OF PROCEEDS.............................................     16

SELLING STOCKHOLDERS........................................     16

PLAN OF DISTRIBUTION........................................     17

LEGAL MATTERS...............................................     19

EXPERTS.....................................................     19

WHERE YOU CAN FIND MORE INFORMATION.........................     19

                              SUMMARY INFORMATION

     We are a diversified new media company with investments in Internet content and infrastructure and interactive television. In addition to our investments we operate music services delivered to commercial and residential customers via cable, satellite, the Internet and other platforms.

     Our business consists of:

     .    our existing music services business;

     . developing and providing interactive television and new media services to consumers through all interactive television pathways, including cable television, satellite direct to home services (DTH) and digital subscriber line (DSL) systems; and

     . investing in Internet and new media companies, including companies whose product can be utilized in connection with our development of interactive television services.

     Our audio music business consists of the operations of our wholly-owned subsidiary DMX, LLC. DMX is primarily engaged in programming, distributing and marketing its digital music service, Digital Music Express(R). The DMX service provides continuous, commercial-free, CD-quality music programming to homes and businesses. The DMX service currently is available to approximately 24 million households and 11 million business locations in the United States. DMX also distributes music in Canada, Mexico, Latin America, the Caribbean and Sub-Saharan Africa.

     We believe that there will be a substantial demand for interactive television and interactive new media to provide access to the entertainment, information and communications that consumers seek. We intend to pursue this business by developing interactive television programming and distributing it to consumers through the access agreement we have with AT&T Corp. and through other arrangements we hope to enter into with distributors to the home, including multiple cable television system operators (MSOs) and DTH and DSL providers. In addition, we intend to create interactive television programming both for the currently available version of interactive television, which typically involves "store and forward" technology and a telephone return connection, and the anticipated next generation of interactive television which will incorporate real time two-way connectivity.

     In addition to our interest in DMX, LLC, we have acquired minority equity interests in companies that exploit the opportunities presented by the Internet and new media. We will evaluate future potential investments on the basis of the viability of the company and its business, and the potential for us to enter into a strategic relationship with that company for our use of its products or technologies in connection with our interactive television and new media business or our digital music business.

     These equity interests are held indirectly by us through our wholly-owned subsidiaries, partnerships and joint ventures. Most of these interests are in privately held companies and/or were acquired prior to such companies going public. As a result, the interests we own are usually not freely transferable and will not become transferable until the interests are registered or we are otherwise permitted to sell pursuant to an exemption from registration. In some cases, the interests are also subject to buy-sell procedures, repurchase rights and other restrictions. The public and private companies in which we own interests (which consist of common stock, convertible preferred stock or debt securities, and warrants to purchase common stock) include ACTV, Inc., Active Software, Inc., Alloy Online, Inc., BET.com, LLC, CarsDirect.com, Inc., Digital Health Group, drugstore.com, Inc., Food.com, Inc., HomeGrocer.com, Inc., iBEAM Broadcasting Corporation, Internet Pictures Corporation (formerly Interactive Pictures Corporation), iFilm Corp., Intraware, Inc., iVillage, Inc., ISS Group, Inc., Kaleidoscope Interactive, LLC, Kaleidoscope Network, Inc., Katalyst Venture Partners I, LP, Kozmo.com, Inc., KPCB Java Fund, L.P., Lifescape, LLC, The Lightspan Partnership, Inc., Mixed Signals Technologies, Inc., Move.com Group, Inc., MTVi Online, LP, netLibrary, Inc., OrderTrust, Inc., Online Retail Partners, Inc., OpenTV Inc., pogo.com, Inc. (formerly Total Entertainment Network, Inc.), OurHouse.com, priceline.com Incorporated, Replay Networks, Inc., Quokka Sports, Inc., Sportsline USA, Inc., TiVo, Inc., UGO Networks, Inc., and Viant Corporation.

     Our principal executive offices are located at 12312 West Olympic Blvd., Los Angeles, CA 90064. Our telephone number at that location is (310) 979-5000.

                                 RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and other information in this prospectus, in the accompanying prospectus supplement and in the documents incorporated and deemed to be incorporated by reference in this prospectus before deciding to buy any of the securities being offered to you. Our business, financial condition and results of operations could be harmed were any the following risks or uncertainties to develop into actual events. In such case, the value of our securities could decline and you might lose all or part of your investment.

Risks Relating to Our Business

     Our business focus has recently changed and our new business is uncertain.

     We are a subsidiary of Liberty Media Corporation. On September 9, 1999 Liberty Media contributed to us a group of investments made by Liberty Media in the internet and new media areas and assigned to us its rights under the access agreement between AT&T Corp. and Liberty Media concerning the provision of interactive video services over AT&T's cable television systems. As a result of this contribution and the addition of our new senior management, we have changed the focus of our business to concentrate on creating interactive television channels and service, including making investments in and forming strategic relationships with internet and new media companies whose services and products may be included in any interactive television service we develop. The success of our interactive television business will be dependent upon a number of factors, many of which are not within our control.

     The interactive television business is largely undeveloped, will require substantial additional funding and is subject to many risks and uncertainties, including technological risks. It is uncertain whether this business can be successfully developed. As a result, our operating history offers little information to serve as a basis for evaluating our long-term prospects.

     We have generated net losses from our recent operations and we expect these losses to continue in the future.

     Our business has generated net losses for the last several years, and we do not expect our business to generate net income for the foreseeable future. Our net operating loss for the ten-month period ended December 31, 1999, was $721.6 million, while our net loss for that period was $463.0 million. Because of the recent changes in our business, our operating history offers little information to serve as the basis for evaluating our long-term prospects.

     We depend on AT&T Corp. for a significant portion of our revenue.

     A large portion of our revenues are derived from payments made to DMX, LLC, our wholly owned subsidiary, under an agreement with AT&T. Pursuant to this agreement, AT&T makes monthly payments to us aggregating $18 million annually. The annual amount payable is subject to annual adjustment throughout the term of the agreement, which runs through 2017. The adjusted payment for fiscal 1999 was approximately $19.5 million. In addition, AT&T paid us $11.1 million in license fees during fiscal 1999. In the aggregate, these payments were $30.6 million, which represents approximately 46.9% of our total revenues during that year.

     Our interactive television business depends upon access to AT&T's cable systems and the terms and conditions of agreements to be entered into in connection with the AT&T access agreement are uncertain and may not be favorable to us.

     The success of our interactive television business depends in part upon our obtaining carriage over cable television systems and/or on DTH satellite services of programming we create or obtain rights to distribute. We currently do not have any carriage agreements with cable television system operators or satellite providers, other than our rights under an access agreement with AT&T. The access agreement establishes a framework to negotiate definitive agreements for digital channel capacity on AT&T's cable television systems sufficient to carry between 12 and 15 video channels to be used for our interactive video services.

     Our access agreement with AT&T provides that we and AT&T will negotiate in good faith the terms and conditions of a definitive agreement with respect to our providing interactive video services on AT&T's cable systems. It is possible that we will not be able to agree on those terms and that no definitive agreement will be entered into. If no definitive agreement is entered into, we may have to negotiate a separate agreement with AT&T, without the full benefit of the framework provided by the access agreement. In addition, we anticipate that we may be required to negotiate a separate agreement for each digitally compressed channel that is developed, rather than one agreement covering all of the 12 to 15 digital channels that may be carried on the six-megahertz of bandwidth provided for in the access agreement.

     AT&T, in its sole discretion, may elect that these separate agreements be entered into under one of two arrangements. The first would provide us with access to the AT&T cable systems for the distribution of interactive television channels for a certain period of time. The second arrangement would require us to enter into separate joint ventures as to specific interactive channels with AT&T for a reasonable commercial term. Each of these joint ventures will be the sole vehicle of AT&T and us for interactive video services in the specified categories of channels which are the subject of the joint venture.

     If AT&T elects to form a joint venture with us, AT&T will share revenues and expenses pro rata based on its ownership interest in the joint venture in lieu of our being required to pay AT&T a fee for use of its bandwidth. However, under this arrangement, AT&T may purchase our ownership interest in the venture at fair market value at the third anniversary after the formation of the venture. We believe that because interactive television is a new medium that has not been broadly or successfully developed in any market, the success of our interactive television development efforts may not be fully realized until after such third anniversary. If AT&T elects to purchase our interest in any joint venture, we would not participate in the future value and growth of such interactive television venture.

     Accordingly, we cannot assure you that we will obtain access to the AT&T cable system on favorable terms, or at all, which could have a material adverse effect on our operating results and the growth of our business.

     The success of our interactive television business will depend upon our obtaining broader distribution than is available from AT&T, which we may not be able to obtain.

     Although our arrangement with AT&T provides us with distribution to a large number of potential customers, we believe that the success of our interactive television business will be greatly limited if we do not obtain distribution of any interactive television programming we develop from other MSOs, satellite providers and other distributors. In order to obtain such distribution, we will have to create services that will make interactive television attractive to a wide array of customers and develop pricing, revenue splits and other strategies which will create an incentive for cable, DSL, satellite and other providers to carry our programming and provide the other related services, such as sufficient return path capacity and network interfaces, necessary to provide interactive television services. We may not be able to enter into arrangements with other distribution providers regarding distribution of these services, or the terms of any such arrangement or the amount of channel capacity we may be able to acquire from other distribution providers may not be sufficient for us to implement our business model and eventually achieve profitability. As of the date of this prospectus, we have not entered into distribution agreements with any other MSOs or satellite or DSL providers.

     We face challenges managing our operations and we depend on key personnel

     We may not be able to successfully manage any future periods of rapid growth or expansion, which we expect to place a significant strain on our managerial, operating, financial and other resources. We are highly dependent upon the efforts of our senior management team, and our future performance will depend, in part, upon the ability of senior management to manage growth effectively. This will require us:

        .  to implement management information systems capabilities;

        . to further develop our operating, administrative, financial and accounting systems and controls;

        . to maintain close coordination among engineering, accounting, finance, marketing, sales and operations; and

        .  to hire and train additional technical and marketing personnel.

     There is intense competition for senior management, technical and marketing personnel in the areas of our activities. The loss of the services of any of our senior management team or the failure to attract and retain additional key employees could significantly harm our business. We maintain no key-person life insurance.

Risks relating to the development of our interactive television business

     The development of our interactive television business depends upon the deployment of advanced communications systems and digital set top boxes that support interactive television services.

     Interactive television services are currently available to customers of certain direct to home satellite services and to cable television subscribers located in cable systems equipped with digital set top boxes. These services typically utilize "store and forward" and other techniques using the customer's telephone line as a return path to the person processing the information. These services offer limited interactivity in that customer responses may be stored in the set top box and later communicated by telephone to the service provider and, therefore, may not provide customers with a compelling interactive experience. This type of interactive television service has been deployed outside the United States, primarily to satellite customers, with some success. Although these services are now becoming available in the United States, we believe that the interactive television experience will become more compelling and will gain wider customer acceptance and usage when and if cable television systems are upgraded for two-way communication capability and/or DSL services become broadly available and advanced digital set top boxes capable of handling real time two way communication are rolled out. Therefore, the growth of our interactive television business will be dependent upon the deployment of current-model digital set top boxes for limited interactive services, as well as the upgrading of cable and other systems and the development and availability of advanced digital set top boxes, all of which are outside our control. Any delay in system upgrades or the availability of digital set top boxes will adversely affect our ability to develop an interactive television business.

     Our interactive television business will not succeed unless third parties deploy digital set top boxes that support interactive television.

     The success of our interactive television business also depends on the deployment of digital set top boxes that support interactive television. AT&T, other MSOs and satellite television system operators have no obligation to deploy set top boxes capable of supporting interactive television. AT&T, other MSOs and satellite providers, based on their own business plans, may elect not to deploy digital set top boxes or not to do so within a time frame that would benefit our goal to develop and profit from the provision of interactive television services. In addition, the digital set top box deployed by AT&T and other MSOs could be of a type that supports new services that they intend to provide to their subscribers, such as telephony, but not interactive television. The deployment could also be affected by the number of set top boxes that are available from suppliers and shortages of trained personnel necessary to install the set top boxes. Advanced digital set top boxes are not yet commercially available and it is uncertain when they will become available or the prices manufacturers will charge for them. The failure to deploy digital set top boxes that support interactive television will have a material adverse effect on our ability to develop an interactive television business. In addition, until advanced digital set top boxes are deployed in locations where high speed two way communications systems are present, only limited forms of interactive television services will be available to customers. Our business strategy depends in large part upon the deployment of advanced digital set top boxes which are capable of supporting a substantially greater range of interactive television services.

     The physical plant upgrades necessary for interactive television may not occur on a timely basis.

     In addition to the deployment of advanced digital set top boxes, the success of interactive television will require the availability of high-speed two-way communications systems. AT&T and many MSOs are in the process of upgrading the hardware and wiring of their cable television systems to two-way capability for their own business purposes, such as providing local telephony and Internet access services. The availability of DSL services depends on a number of factors, including the distance between the customer's location and the local telephone switching station, the quality of the copper wiring running to the customer's location and certain required plant upgrades and hardware additions. If the system upgrades are not completed in a timely fashion or are undertaken only in limited geographical areas, our interactive television business may not reach enough viewers to be successful. If a sufficient number of systems are not upgraded or the upgrades do not occur in a timely manner we will not be able to successfully implement an interactive television business.

     In addition, the availability of interactive television services will depend upon the willingness of cable operators or other service providers to make certain of their resources available to providers of interactive television services. These resources include sufficient downstream and return path bandwidth to provide real time interactivity, network interfaces and systems integration services. Service providers are under no obligation to provide these services and may choose to devote their resources to products and services other than interactive television.

     We may not be able to fund the development of our interactive television business or investments in Internet content and interactive television related assets; the terms of any financing we receive may restrict development of our business.

     Currently, revenues generated by our business operations are not sufficient to cover the anticipated expenses of developing interactive television and will not be sufficient to fund our operations and investments. We will have to expend a significant amount of funds on the development of interactive television before revenues, if any, will be derived from such development efforts. In addition, we will need additional funds in order to take advantage of the opportunities, if any, to invest in Internet content and interactive television related companies and other businesses. To date, we have not generated any significant cash flow from our operations and have primarily relied on capital contributions and advances from Liberty Media and our bank line of credit to fund our operations. As of the date of this prospectus, we have borrowed the full amount under our bank line of credit and no amounts are available to us under such line of credit. Liberty Media has no obligation to make additional funds available to us. If in the future Liberty Media were to agree to provide us funds, such advances may take the form of additional equity purchases or indebtedness. The terms under which such funds are made available would be separately negotiated between us and Liberty Media, and there can be no assurance that Liberty Media will agree to advance any or all of the funds required by us or, if funds are advanced, there is no assurance with respect to the terms upon which such amounts may be provided. If we need money from other sources we may not be able to find a source to provide us with the needed funds on terms which are acceptable and which would not restrict our ability to develop our business.

     Our bank line of credit matures on June 30, 2005. On June 30, 2000, however, we must begin making semiannual repayments of principal in addition to quarterly payments of interest. The bank line of credit contains restrictions on the amount and type of investments we may make and the amount of other debt we may incur. In addition, the existing bank line of credit contains certain financial performance tests based upon our cash flow. We currently intend to refinance the bank line of credit. If we are unable to refinance this debt on terms acceptable to us or obtain amendments to or waivers of the restrictive provisions of the existing bank line of credit, we will not be able to develop our business as planned.

     We may be required to pay premium prices to those providing services which are critical to our interactive television business.

     Providing interactive television services will require the integration of services provided by a number of separate service providers. Although there are currently a number of separate companies providing each of these services, we can offer no assurance that this competition will continue in the future. If a provider of a critical service ceases to have effective competition, it may be able to extract premium prices for the services it provides. If we were required to pay these higher fees and are not able to pass them along to others, our ability to generate profits may be adversely effected.

     The creation of an interactive television business depends on our ability to enter into strategic content alliances and agreements for network and fulfillment services, which we may not be able to achieve.

     In order to develop interactive television channels, we must obtain or create programming optimized for interactive television and integrate the various network and fulfillment services necessary to provide interactive video services for each channel developed. Although we have made investments in several entities which we believe will provide some of the basic programming and network services required for our interactive television service, we have not yet entered into any strategic alliances or other agreements for such programming or network or fulfillment services. The content for any interactive television channels we develop depends on our ability to enter into strategic alliances, on favorable terms, pursuant to which we would be entitled to use the provider's content, brand name and other resources. In addition, we will need to enter into arrangements with providers of the network services necessary to provide interactive television services to customers and with companies providing packaging, shipping and other fulfillment services required to complete transactions initiated through our interactive television services. We may not be able to enter into these agreements on terms favorable to us or at all. The failure to obtain or a delay in obtaining these services will adversely affect our ability to develop an interactive television business.

     Our success in developing the interactive television business depends on customer acceptance.

     The interactive television business is in its early stage of development. It is uncertain whether this business can be successfully developed. While the current version of interactive television using a telephone return is being deployed with some success, we believe that the interactive television business will not fulfill its potential until high-speed two-way communication services are broadly available. Interactive television using the two-way capability of upgraded cable systems or DSL systems has not yet been broadly or successfully deployed in the United States. Previous attempts have failed for a variety of reasons, including lack of customer acceptance. Customer acceptance will depend upon, among other factors,

     - the amount of any additional cable or service provider fees charged to customers who wish to receive interactive television;

     - third party or service provider charges to purchase or rent the components necessary to receive interactive television services, such as advanced set top boxes, additional telephone lines or cable or DSL modems;

     - our ability to develop interactive television programming that is user-friendly and attractive to consumers and economically beneficial to us;

     - our ability to develop and implement software and other capabilities to provide customers with a ready to use electronic commerce experience, including fulfillment of orders; and

     -  customer satisfaction with security and subscriber privacy.

     Even if two-way interactive television is developed, there is no certainty that consumers will accept this new offering in numbers sufficient to provide economic success, which means that the timing and amount of return on our investment in interactive television cannot be determined at this time.

     Our new business depends on key personnel.

     Our interactive television business is in the development stage. We have a core management group, but in order to develop and expand our business, we will need to recruit additional senior management personnel and develop the managerial structures necessary to operate our business.

     Our ability to recruit additional senior management and retain our existing management group, as well as other members of senior management, will be critical to the development of our interactive television business and our acquisition of interests in Internet, content and interactive television related assets. Existing management's familiarity with developing and distributing programming and developing investment strategies and strategic alliances make them especially valuable to us. The loss of the services of Lee Masters, our President and Chief Executive Officer, in particular could harm our ability to develop our new business. We have an employment agreement with Mr. Masters with a term through December 15, 2003. In addition, we have adopted a Deferred Compensation and Stock Appreciation Rights Plan in which Mr. Masters is the sole participant. Any amounts payable to Mr. Masters under the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan are payable only upon termination of his employment. Depending on the value attributable to the deferred compensation portion of the Deferred Compensation and Stock Appreciation Rights Plan upon vesting, Mr. Masters may have an incentive to terminate his employment in order to receive these deferred compensation payments.

     Others may develop competing interactive television services, which would compete with any services we eventually develop.

     We may face competition from third parties in our efforts to develop interactive television. Our potential competitors include MSOs (including AT&T), major movie and television studios, technology companies, including Microsoft Corporation, Internet companies, such as America Online Inc., and entertainment companies. Potential competitors may have resources, including access to capital, that will provide them with a competitive advantage over us. Further, if MSOs develop their own interactive television programming for distribution on their systems, the potential market for our programming will be reduced.

     Although Liberty Media has adopted a policy that we will be the primary vehicle for its pursuit of opportunities in interactive programming, there can be no assurance that this policy will not change in the future. There are also exceptions to Liberty Media's policy.

     Liberty Media has adopted a policy that we will be the primary (but not exclusive) vehicle of Liberty Media for the pursuit of corporate interactive programming opportunities that are provided or otherwise made available to Liberty Media. The policy is subject to a number of exclusions and limitations and may be changed or terminated by Liberty Media. Benefits that we may derive from the policy may be limited or less than expected for any number of reasons.

     We may not be able to dispose of our equity investments in a timely manner or when it would be most advantageous for us to do so.

     At the present time we do not have any plans to sell any of the equity interests in the various companies in which we have interests. However, in the future we may determine that it is appropriate to sell all or a portion of those interests for any number of reasons, including to provide funds for development of our interactive television business or for other strategic investments. Buy-sell procedures, repurchase rights and other transfer restrictions, as well as market and other conditions largely beyond our control, will affect our ability to engage in such sales, the timing of such sales and the amount of proceeds from such sales. As a result, we may not be able to sell all or any portion of our investments or, if we are able to sell, we may not be able to sell at favorable prices. If we are unable to sell our investment assets quickly and at favorable prices, our ability to fund the development of our interactive television business could be harmed.

     The liquidity and value of our investments in the entities in which we hold interests may be adversely affected by stockholder agreements and similar agreements to which we are a party.

     A significant number of the equity securities we own are held pursuant to stockholder agreements, partnership agreements and other instruments and agreements that contain provisions that affect the liquidity, and consequently the realizable value, of those securities. Most of these agreements subject the transfer of the stock, partnership or other interests which we own to rights of first refusal of the other stockholders or partners or other buy/sell arrangements. In addition, these securities were purchased in private transactions and have not been registered under the securities laws. As a result, even though the type of security we own may be publicly traded, we would have to request registration or wait until a sale under Rule 144 became available in order to sell our interest publicly. Exercise of our registration rights would usually require other holders to join with us in order to require an issuer to effect registration of our interest. The effect of these provisions will be to restrict our ability to sell those equity securities and may adversely affect the price at which those securities may be sold. For example, in the event buy/sell procedures are initiated at a time when we are not in a financial position to buy the initiating party's interest, we could be forced to sell our interest at a price based on the value established by the initiating party, and that price might be significantly less than what we might otherwise obtain.

     We do not have the right to manage the entities in which we hold interests, which means we cannot cause those entities to operate in a manner that is favorable to us.

     Other than our wholly owned subsidiary DMX, LLC, we do not have the right to manage the businesses or affairs of any of the entities in which we hold interests. Rather, our rights, at most, may take the form of representation on the board of directors or a partners' or similar committee that supervises management or possession, usually in conjunction with other holders, of veto rights over significant or extraordinary actions. The scope of these veto rights varies from agreement to agreement. The ability to exercise these rights will depend upon the amount of our equity ownership and the presence of other investors willing to join with us in vetoing an action. Although our board representation and veto rights may enable us to prevent an entity from undertaking an extraordinary corporate transaction, such as a merger, or from paying a dividend or making a distribution on its securities, it would not enable us to cause these actions to be taken.

Risks relating to our music business

     Our music services business depends on music rights licensed from third parties.

     We license rights to rerecord, program and distribute music from a variety of sources, and pay royalties to record companies, songwriters and publishers through contracts negotiated with record companies and performing rights societies such as the Recording Industry Association of America, known as RIAA, the American Society of Composers, Authors and Publishers, known as ASCAP, Broadcast Music, Inc., known as BMI, and the Society of European Stage Authors and Composers, known as SESAC. Our agreements with several of these performing rights societies have expired and our licenses are continuing under interim agreements while new terms are being negotiated. In addition, certain of these agreements limit our rights to specific distribution methods and may not cover distribution methods we may seek to use in the future. Our failure to enter into new agreements on favorable terms with the performing rights societies could have an adverse impact on us.

     The amounts we pay for licensed rights may increase as a result of ongoing negotiations and pending rate court proceedings.

     In general, when our license agreements with the performing rights societies expire we seek to negotiate new license agreements with the societies and, if we are unable to agree, seek arbitration or commence rate court proceedings. We currently have several rate court proceedings pending. These proceedings focus primarily on the license fees payable and are generally done on an industry-wide basis. The level of our participation in these proceedings varies from case to case. The outcome of these proceedings will affect the amount of license fees we will be required to pay in the future and may require retroactive adjustments to the fees we have been paying under our interim agreements. We are unable to predict what the terms of our new arrangements with the rights societies will be or when agreements will be reached or rate court proceedings concluded. If the new agreements or the results of rate court proceedings require us to pay greater royalties and license fees, our operating results may be adversely impacted.

     We depend on satellite delivery capabilities of third parties to deliver our music services, and a failure of any of such satellites could have an adverse impact on us.

     Our DMX music services are delivered to cable television system operators and direct to home satellite customers via satellite transmissions from commercial satellites on which we lease transmission capacity. We rely upon the owners of the satellites to provide the tracking, maintenance and repair necessary to maintain transmission capacity and signal quality. We cannot assure you that we will not experience satellite failures, or that the satellites we use will remain in operation through their projected useful lives. Satellite failure could result in disruptions in service to our customers, additional expenditures for satellite receiver re-pointing and new receiving equipment, and could damage our relationships with our clients. As a result, satellite failure could have a material adverse effect on our financial condition and results of operations.

     There are a limited number of satellites with orbital positions suitable for transmission of our signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. If signals become unavailable due to satellite failure or if third parties are unable to provide transponder services to us we would have to seek alternative satellite or transponder facilities. However, alternative facilities may not be available on a timely or cost-effective basis, or may be available only on a satellite that is not positioned as favorably as our current satellites and may therefore require us to expend money to re-direct subscribers' satellite dishes or may require a change in the frequency currently used to transmit and receive our signal.

     When our existing transponder lease agreements expire, we may be unable to renew these agreements on terms as favorable as we currently have in place. If we are required to enter into new transponder lease agreements with other satellite providers, we cannot assure you that we will be able to do so on terms as favorable as those in our current agreements. Any one or more of these events could require us to incur additional expenditures and could degrade our ability to serve our customer base and have a material adverse effect on our financial condition and results of operations.

     We may be unable to successfully compete in our music services industry.

     We compete with many local, regional, national and international providers of music services to residential and commercial locations. National and international competitors such as AEI Music Network, Inc., Muzak Limited Partnership and Music Choice are typically large, well-capitalized entities that target customers with multiple locations. Local and regional competitors are typically small entities that target businesses with few locations. Some of our competitors have substantially greater financial, technical, personnel and other resources than we do.

     In addition, "internet radio" and similar services have begun to be offered over the internet. As "always on" internet connections, such as DSL and cable modem services, become more prevalent, internet music services, many of which are currently offered for free to customers, may compete with DMX's subscription service.

     We may be unable to keep pace with technological change affecting the production and delivery of our products.

     There are numerous methods by which our existing and future competitors can deliver programming, including various forms of direct broadcast satellite services, wireless cable, fiber optic cable, digital compression over existing telephone lines, advanced television broadcast channels, Digital Audio Radio Service and the Internet. Competitors may use different forms of delivery for the services we offer, and customers may prefer these alternative delivery methods. We may not have the financial or technological resources to adapt to changes in available technology and our clients' preferences.

     We cannot assure you that we will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or keep pace with discoveries or improvements in the communications, media and entertainment industries. We also cannot assure you that the technology we currently rely upon will not become obsolete. Adopting new technologies may require us to make significant expenditures in order to compete effectively. Advances in telecommunications technology and Internet music delivery systems could lower the barriers to entry in the business music industry and result in increased competitive pressure on us.

     Changes in the regulation of the transmission of our music services could adversely affect our business.

     We are subject to regulation by the United States government. Our business prospects could be adversely affected by the adoption of new laws, policies or regulations that change the present regulatory environment. The Federal Communications Commission (FCC) licenses the radio frequencies used by satellites on which we transmit our services in the United States. If the FCC or any other person revokes or refuses to extend authorizations for the frequencies used by any of these satellites, we would be required to seek alternate satellite facilities.

Risks Relating to Our Series A Common Stock

     The market for our Series A Common Stock is volatile.

     Since the completion of the contribution transaction with Liberty Media and the announcement of our intention to expand our business to include the development of the interactive television business and investment in Internet content and interactive television related assets, we believe that we may be perceived by the market as an Internet company. As a result, the trading price for our Series A Common Stock has risen sharply overall and has been extremely volatile, and is likely to continue to be extremely volatile.

     The market price of our Series A Common Stock could decline as a result of sales by our existing stockholders of a large number of shares of Series A Common Stock in the market or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, sales of shares by the selling stockholders pursuant to this offering could adversely affect the price of our Series A Common Stock.

     The price of the Company's Series A Common Stock is made even more volatile by the fact that the public held only 54.9% of the outstanding Series A Common Stock and that there were only approximately 3,561 beneficial owners as of December 31, 1999. If Liberty Media converted all of our Series B Common Stock beneficially owned by it (including our Series B Convertible Preferred Stock) into Series A Common Stock, the public would hold only 6.5% of the Series A Common Stock. As a result, the price of the Series A Common Stock can be materially affected by a rather limited trading volume.

     Our quarterly results may fluctuate, which may adversely affect the trading price of our Series A Common Stock.

     Our quarterly operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including:

        . fluctuations in expense accruals related to our Deferred Compensation and Stock Appreciation Rights Agreement with Mr. Masters and our Incentive Stock Plan, which accruals are directly related to the trading prices of our common stock at the end of each quarter;

        . the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

        .  budgeting, purchasing and payment cycles of our customers;

        . changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the new media business;

        .  the magnitude and timing of our marketing initiatives;

        .  the maintenance and development of our strategic relationships;

        .  the attraction, retention and training of key personnel; and

        .  our ability to manage our anticipated growth and expansion.

     You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance.

     An increase in the trading price of the Series A Common Stock over the previous quarter will result in an increase in our stock compensation expense accruals, thereby decreasing our net operating income (or increasing our net operating loss) to the extent of the accrual. Conversely, a decrease in the price of our Series A Common Stock over the previous quarter will result in the reversal of a portion of the expenses accrued for the previous quarter, thereby increasing our net operating income (or decreasing our net operating loss) to the extent of the reversal. For example, for the fiscal quarter ended September 30, 1999, expense accruals with respect to these arrangements were $188.9 million based on the trading price of $23.31 for the Series A Common Stock at the end of that quarter, whereas for the quarter ended December 31, 1999, expense accruals were $639.2 million, based on the trading price of $74.25 for Series A Common Stock at the end of that quarter.

     As a result of the factors listed above and elsewhere in this "Risk Factors" section of this prospectus and discussed in the documents incorporated and deemed to be incorporated by reference in this prospectus, it is possible that in some future quarters our revenues or operating results may be below the expectations of securities analysts and investors. In that case, the trading price of securities would likely be materially adversely affected. In addition, we plan to significantly increase our operating expenses to develop interactive television. If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and the price of our Series A Common Stock would likely be materially adversely affected.

     The fluctuating value of our assets and other factors may affect the trading price of our Series A Common Stock.

     We hold minority equity interests in publicly-traded and private Internet and new media companies. The trading prices of Internet stocks in general have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks are extraordinarily high based on conventional valuation standards such as price-to-earnings and price-to-sales ratios. These valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet companies could, in turn, have an adverse impact on the perceived value of our company and could depress the trading price of our securities. Other broad market and industry factors may result in a decrease in the trading price of our securities regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may cause a decrease in the trading price of our securities. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

     Future sales of our common stock may depress our stock price.

     The market price of our Series A Common Stock could decline as a result of sales by Liberty Media or the perception that those sales could occur. As of April 28, 2000, Liberty Media beneficially owned approximately 11,919,974 shares of our Series A Common Stock and 171,950,167 shares of our Series B Common Stock. Each share of Series B Common Stock is convertible into one share of Series A Common Stock. In addition, as of that date Liberty Media also beneficially owned shares of our Series B Preferred Stock, each of which shares is convertible into 171.674 shares of Series B Common Stock, subject to anti-dilution adjustments.

Risks related to our company

     We are controlled by Liberty Media Corporation.

     As of December 31, 1999, Liberty Media beneficially owned approximately 45.1% of the outstanding shares of Series A Common Stock, all of the outstanding shares of our Series B Common Stock and all of the outstanding shares of our Series B Preferred Stock, which, assuming conversion of the Series B Preferred Stock held by Liberty Media into Series B Common Stock, collectively represent approximately 99.3% of the voting power of all outstanding capital stock. Liberty Media currently has the voting power to control all matters requiring approval of our stockholders voting as a single class. For example, Liberty Media will be able to elect our entire board of directors and approve or reject any matter submitted to a vote of the stockholders. Liberty Media's interests may not be the same as yours. This concentration of ownership could also delay or prevent a change of control.

     Our officers and directors may have conflicts of interest.

     Certain members of our management and board of directors are also members of the management and board of directors of Liberty Media. Robert R. Bennett, one of our directors, is a director, President and Chief Executive Officer of Liberty Media. Gary S. Howard, one of our directors, is also a director, Executive Vice President and Chief Operating Officer of Liberty Media. David B. Koff, our Vice President and one of our directors is a Senior Vice President of Liberty Media. Our directors have fiduciary obligations under Delaware law to us and all of our stockholders. Mr. Bennett and Mr. Howard also have fiduciary obligations to Liberty Media and to AT&T, as the sole stockholder of Liberty Media. Mr. Bennett, Mr. Koff and Mr. Howard hold options to acquire shares and/or restricted shares of AT&T Class A Liberty Media Group common stock, and options to acquire shares of our Series A Common Stock.

     Our operations are subject to constraints imposed by the Investment Company Act.

     Our operations are subject to constraints imposed by the Investment Company Act of 1940. Our operations are primarily conducted through subsidiaries and business affiliates, and certain of our investments in those companies have been made with strategic partners where we have a less than 50% voting interest. Under the Investment Company Act, a company that is deemed to be an "investment company," and which is not exempt from the provisions of the Investment Company Act, is required to register as an investment company under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

     Under the Investment Company Act, a company which owns investment securities, as defined, with a value exceeding 40% of the value of its unconsolidated assets is deemed to be an investment company subject to regulation under that Act. Investment securities are defined to include all securities except, among others, securities of majority owned subsidiaries which are not themselves investment companies and securities in entities in which the holder exercises "primary control" over the issuer. We have made significant investments in internet, new media and related companies whose service and products may be included in our interaction television services. As a result, we are subject to the risk that we will be considered in investment company as a result of these investments.

     We believe that our current holdings in our subsidiaries and business affiliates are such that we are not an "investment company" required to register under the Investment Company Act, and we intend to conduct our business in a manner designed to avoid becoming subject to regulation under the Investment Company Act. To avoid regulation under the Investment Company Act, our operations will to an extent be limited by concerns that we acquire investments in companies that assure to us majority ownership or primary control of a magnitude sufficient to cause us not to fall within the definition of an investment company. These considerations could require us to dispose of otherwise desirable assets at disadvantageous prices, structure transactions in a manner that assures that we have a majority interest or primary control, irrespective of whether such a structure is the one that is most desirable, or avoid otherwise economically desirable transactions, including the addition of strategic partners in our current majority-owned subsidiaries and business affiliates that we primarily control. In addition, events beyond our control, including significant appreciation in the market value of certain of our publicly traded investments that may be deemed investment securities, could result in our becoming an inadvertent investment company. If we were to become an inadvertent investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company subject to registration under the Investment Company Act.

     If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

     Our business is subject to risks of adverse government regulation.

     The Federal Communications Commission regulates the providers of satellite communications services and facilities for the transmission of programming services, the television systems that carry such services, and, to some extent, the availability of the programming services themselves through its regulation of program licensing. Cable television systems and other forms of video distribution are also regulated by municipalities or other state and local government authorities. Cable television companies are currently subject to federal rate regulation on the provision of basic service. Continued rate regulation or other franchise conditions could place downward pressure on the fees cable television companies are willing or able to pay for our music services or the interactive television channels we develop and the regulatory carriage requirements could adversely affect the number of channels available to carry our music services or interactive television channels we develop.

     The regulation of programming services, cable television systems, satellite carriers and television stations is subject to the political process and has been in constant flux over the past decade. Further material changes in the law and regulatory requirements must be anticipated and there can be no assurance that our business will not be adversely affected by future legislation, new regulation or deregulation.

     The Internet companies in which we have interests are subject, both directly and indirectly, to various laws and governmental regulations relating to their respective businesses. Due to the increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted which are applicable to commercial online services and the Internet. The adoption of such laws or regulations in the future may decrease the growth of such services and the Internet, which could in turn decrease the demand for the services and products of the Internet companies in which we have interests and increase such companies' costs of doing business or otherwise have an adverse effect on their businesses, operating results and financial conditions.

     Delaware law and provisions in our charter and bylaws and under Delaware law may discourage a change of control of Liberty Digital.

     Liberty Digital is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation law. Section 203 provides that persons acquiring 15% or more of our Series A Common Stock without our prior approval may become subject to restrictions on engaging in a merger or other business combination with us. Liberty Media acquired its shares of Series A Common Stock, Series B Common Stock and Series B Preferred Stock in transactions approved by us and, therefore, it is not subject to these statutory restrictions.

     Some of the provisions of our Certificate of Incorporation and bylaws may have the effect of making more difficult an acquisition of control of Liberty Digital in a transaction that is not approved by our board of directors and Liberty Media. These provisions include:

        . the disparate voting rights of our Series A Common Stock, which is entitled to one vote per share, and Series B Common Stock, which is entitled to ten votes per share, and that such series vote together on matters presented to stockholders except as otherwise required by law;

        . that stockholder action may be taken by written consent, which would enable Liberty Media, acting by itself, to approve certain actions without having a stockholder meeting;

        . provisions giving our board of directors the power to issue up to 5 million shares of Preferred Stock (inclusive of all of our currently designated Preferred Stock), and to fix the rights and preferences of the Preferred Stock, without further authorization of our common stockholders;

        .  the requirement of a supermajority vote to approve specified actions;

        . the requirement that a stockholder desiring to nominate any person for election to our Board of Directors comply with certain procedures, including an advance notice requirement;

        . provisions requiring a supermajority vote of our Directors to increase the size of our Board of Directors and to amend our By-laws; and

        . that Directors may only be removed for cause and upon a two-thirds vote of our stockholders.

     In addition, our board of directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of our board of directors. Many of these provisions generally are designed to permit us to develop our businesses and foster our long-term growth without the disruption caused by the threat of a takeover not deemed by our board of directors to be in our and our stockholders' best interests. These provisions may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of us even though these attempts might be economically beneficial to us and our stockholders.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risk and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this prospectus, or in the documents incorporated by reference into this prospectus, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, achievements, plans and objectives to differ materially from any future results, performance, achievements, plans and objectives expressed or implied by these forward-looking statements. Such risks, uncertainties and other factors include those described under the heading "Risk Factors."

     You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict what factors will arise or when. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus supplement might not occur.

                                USE OF PROCEEDS

     This prospectus relates to shares of our Series A Common Stock being offered and sold for the accounts of the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of Series A Common Stock by the selling stockholders in this offering, but will pay certain expenses related to the registration of the shares of the Series A Common Stock. See "Plan of Distribution."


                             SELLING STOCKHOLDERS

     Based upon information available to us as of May 10, 2000, the following table sets forth the name of each selling stockholder, and with respect to each selling stockholder, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that will be owned after the sale of the registered shares, assuming all of the shares are sold:

                      Shares Beneficially                     % of Class after
                      Owned Prior to the       Shares Being   Completion of this
Name                       Offering            Offered /1/         Offering
----                       --------            -----------         --------
Cendant Corporation        813,215               813,215             *
Kozmo.com, Inc.            185,536               185,536             *
Alloy Online, Inc.         837,740               837,740             *

___________________


/1/ Sales of such shares may also be restricted pursuant to agreements entered into by us with each such holder. See "Plan of Distribution."

*    Less than 1%.

                             PLAN OF DISTRIBUTION

     We are registering the shares offered under this prospectus on behalf of the selling stockholders. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the named selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders, subject to reimbursement as described below.

     Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions otherwise than on the Nasdaq National Market or in the over-the-counter market, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares and that no underwriter or coordinating broker is acting in connection with the proposed sale of shares by the selling stockholder.

     In connection with the sale of shares, the selling stockholder may: (i) enter into hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume; (ii) sell short or deliver shares to close out positions; or (iii) loan shares to brokers, dealers or others that may in turn sell such shares.

     The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (that compensation as to a particular broker-dealer might be in excess of customary commissions).

     Each selling stockholder and any broker-dealers that act in connection with the sale of shares may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because each selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, each selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Each selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided he meets the criteria and conforms to the requirements of Rule 144.

     Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act. That supplement will disclose:

     . the name of the selling stockholder and of the participating broker-dealer(s),

     .    the number of shares involved,

     .    the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .    other facts material to the transaction.

     Cendant Corporation acquired the shares of our Series A Common Stock that they are offering for sale on March 27, 2000, as part of a transaction in which we purchased from Cendant 1,598,030 shares of Cendant's Move.com Group tracking stock. The shares that may be offered by Cendant are subject to specified restrictions on transfer set forth in the purchase agreement dated March 24, 2000, pursuant to which Cendant acquired the shares. These restrictions include the requirement that, until March 27, 2002, Cendant will not sell, transfer or otherwise dispose of the shares they received from us in this transaction other than in an amount of up to one-seventh of the total number of shares they acquired in that transaction in each fiscal quarter, beginning April 1, 2000. This restriction terminates if, at any time, Liberty Media, together with its affiliates, fails to own at least 50% of the combined voting power of our securities. Cendant's right to sell shares in any quarter does not cumulate, except that if the registration statement of which this prospectus is a part does not become effective on or before July 24, 2000, the sale right will cumulate for each fiscal quarter for which Cendant was unable to sell their shares as a result of the failure of the registration statement to be declared effective. We have a one-time right to request, and Cendant has agreed to comply with such request, that Cendant not sell its shares for a period not to exceed 42 days.

     Kozmo.com, Inc. received the shares that it is offering for sale in March 2000, pursuant to an exchange agreement with us. The shares owned by Kozmo are subject to certain restrictions on transfer set forth in such agreement. These restrictions include the requirement that prior to the 181st day after the effectiveness of the registration statement of which this prospectus forms a part, Kozmo will not, during any 90 consecutive day period, sell in a transaction recorded on the Nasdaq National Market a number of shares greater than one-half of the total number of shares it acquired in that transaction. We have a one-time right to request, and Kozmo has agreed to comply with such request, that Kozmo not sell its shares for a period not to exceed 45 days.

     Alloy Online, Inc. acquired the shares of our stock that it is offering for sale in April 2000, as part of a transaction in which one of our wholly owned subsidiaries acquired a 19.87% equity interest in Alloy. The shares that may be offered by Alloy are subject to specified restrictions on transfer set forth in an exchange agreement dated March 10, 2000. These restrictions include the requirement that prior to the first anniversary of the effectiveness of the registration statement of which this prospectus is a part, Alloy will not, during any 90 consecutive day period, sell in a transaction recorded on the Nasdaq National Market, a number of shares greater than one-quarter of the total number of shares it acquired in that transaction. We have a one-time right to request, and Alloy has agreed to comply with such request, that Alloy not sell its shares for a period not to exceed 45 days.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York.

                                    EXPERTS

The financial statements of Liberty Digital, Inc. (formerly TCI Music, Inc.) and subsidiaries as of December 31, 1999 and 1998, and for the ten months ended December 31, 1999, the two months ended February 28, 1999, the year ended December 31, 1998 and the six months ended December 31, 1997, and the financial statements for DMX, LLC and subsidiaries (Predecessor) for the nine months ended June 30, 1997, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said Firm as experts in accounting and auditing. Effective March 9, 1999, AT&T Corp. acquired Tele-Communications, Inc., the parent company of Liberty Media Corporation (which is the parent of Liberty Digital, Inc.), in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and therefore is not comparable.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our Series A Common Stock is listed and traded on the Nasdaq National Market under the symbol "LDIG."

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our Series A Common Stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the shares offered by this prospectus:

     .    Annual Report on Form 10-K for the fiscal year ended December 31,
          1999;

     . Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     . the description of our Series A Common Stock contained in the Registration Statement on Form 8-B filed by us on July 9, 1997 with the SEC under the Exchange Act including any amendment or report filed for the purpose of updating such description.

     You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address:


                             Liberty Digital, Inc.
                           12312 West Olympic Blvd.
                             Los Angeles, CA 90064
                                (310) 979-5000
                            Attention: Lee Masters

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the discounts and commissions payable to underwriters and agents. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.


               SEC registration fee.................................   $ 13,454
               NASD filing fee......................................      5,596
               Nasdaq National Market listing fee...................     17,500
               Accounting fees and expenses.........................      5,000
               Legal fees and expenses..............................     50,000
               Printing and engraving expenses......................      8,000
               Miscellaneous........................................     10,000
                                                                       --------
               Total................................................   $109,550
                                                                       ========

Item 15.  Indemnification of Directors and Officers.

     We are a Delaware Corporation. Generally, Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") permits a corporation to indemnify certain persons made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with any such action, suit or proceeding if
(s)he acted in good faith and in a manner that (s)he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if (s)he had no reasonable cause to believe that his/her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware Corporation Law enables a Delaware corporation to include a provision in its certificate of incorporation limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware Corporation Law or (4) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of our Certificate of Incorporation provides as follows:

     1.   Limitation on Liability.
          -----------------------

               To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

     2.   Indemnification.
          ---------------

          (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

          (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3.   Amendment or Repeal.
          -------------------

               Any repeal or modification of the foregoing provisions of this Section E shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

               Article II, Section 2.9 of our Bylaws also contains an indemnity provision, requiring us to indemnify members of our Board of Directors and our officers and their respective heirs, personal representatives and successors in interest for or on our account of any action performed on our behalf, to the fullest extent provided by the laws of the State of Delaware and our Certificate of Incorporation, as then or thereafter in effect.

Item 16.  Exhibits.

     The exhibits included in the Exhibit Index appearing on page II-5 are incorporated herein by reference.

Item 17.  Undertakings.

          (a)  We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided,
                                                                   --------
however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the
-------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (iv) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) We hereby undertake that, for the purpose of determining any liability under the Securities Act, each filing of our annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 11, 2000.

                              LIBERTY DIGITAL, INC.
                              (Registrant)


                              By: /s/ LEE MASTERS
                                  ----------------
                              Name:  Lee Masters
                              Title: President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David B. Koff, Robert R. Bennett and Frederick H. McGrath, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates indicated.


Signatures                                 Title                                                    Date
----------                                 -----                                                    ----
/s/ LEE MASTERS                            President, Chief Executive Officer and Director       May 11, 2000
-----------------------------------------  (Principal Executive Officer)
Lee Masters

/s/ ROBERT R. BENNETT                      Chairman of the Board                                 May 11, 2000
-----------------------------------------
Robert R. Bennett

/s/ GARY S. HOWARD                         Director                                              May 11, 2000
-----------------------------------------
Gary S. Howard

/s/ DAVID B. KOFF                          Director                                              May 11, 2000
-----------------------------------------
David B. Koff

/s/ PETER M. KERN                          Director                                              May 11, 2000
-----------------------------------------
Peter M. Kern

/s/ J. DAVID WARGO                         Director                                              May 11, 2000
-----------------------------------------
J. David Wargo

/s/ FLORANTE PANGILINAN                    (Principal Accounting Officer,                        May 11, 2000
-----------------------------------------  Principal Financial Officer)
Florante Pangilinan

                                 Exhibit Index
                                 -------------


    EXHIBIT                         DESCRIPTION
                                    -----------
    NUMBER
    ------

      2.1 Contribution Agreement dated April 23, 1999 by and among TCI Music, Inc., Liberty Media Corporation and certain affiliates of Liberty Media Corporation (incorporated by reference to Appendix I to the Company's Proxy Statement dated July 30, 1999 for its 1999 Annual Meeting). The Exhibits and Schedules of this Exhibit have been omitted pursuant to the rules promulgated by the Commission and will be provided to the Commission upon request. (Incorporated by reference to Exhibit 2.1 to Liberty Digital's Quarterly Report on Form 10Q dated September 30, 1999)

      2.2 Amendment to Contribution Agreement, dated as of September 7, 1999, among Liberty Media Corporation, certain affiliates of Liberty Media Corporation and TCI Music, Inc. (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 9, 1999). The Exhibits and Schedules of this Exhibit have been omitted pursuant to the rules promulgated by the Commission and will be provided to the Commission upon request. (Incorporated by reference to Exhibit 2.2 to Liberty Digital's Quarterly Report on Form 10-Q dated September 30, 1999)

      2.3 Letter Agreement dated May 19, 1999 between MTV Networks, Inc., a Division of Viacom International Inc. and TCI Music, Inc. (Incorporated by reference to Exhibit 2.3 to Liberty Digital's Annual Report on Form 10-K dated December 31, 1999)

      3.1 Certificate of Incorporation of Liberty Digital, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of TCI Music, Inc. and Tele-Communications, Inc., filed with the Securities and Exchange Commission on June 6, 1997 (Commission File Nos. 333-28613 and 333-28613-01))

      3.2 Certificate of Amendment to Certificate of Incorporation of Liberty Digital (Incorporated by reference to Exhibit 3.1 to Liberty Digital's Quarterly Report on Form 10-Q dated September 30, 1999)

      3.3 Bylaws of Liberty Digital, Inc., as amended July 13, 1998 (Incorporated by reference to Exhibit 3.2 to Liberty Digital's Quarterly Report on Form 10-Q dated June 30, 1998)

      4.1 Specimen Stock Certificate for Series A Common Stock, par value $.01 per share, of Liberty Digital, Inc. (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of Liberty Digital, Inc. filed with the Securities and Exchange Commission on November 12, 1997 (Commission File No. 333-39943))

      4.2 Specimen Stock Certificate for the Series B Common Stock, par value $.01 per share, of TCI Music, Inc. (Incorporated by reference to Exhibit 4.2 to the Amendment No. 1 to the Registration Statement on Form S-4 of Liberty Digital, Inc. and Tele-Communications, Inc. filed with the Securities and Exchange Commission on June 12, 1997 (Commission File Nos. 333-28613 and 33-28613-01))

      4.3 Certificate of Designations of Convertible Preferred Stock, Series B (Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 9, 1999)

      5 Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

       21        Subsidiaries of Liberty Digital, Inc.

      23.1       Consent of KPMG LLP

      23.2       Consent of Baker Botts L.L.P. (See Exhibit 5)

       24 Power of Attorney is included on the signature pages of the registration statement.